Exhibit 10.5

TAX RECEIVABLE AGREEMENT

by and among

BellRing Brands, Inc.

BellRing Brands, LLC

Post Holdings, Inc.

and

And Future Members of BellRing Brands, LLC

From Time to Time Party Hereto

Dated as of October 21, 2019

ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	2

Section 1.02.	Rules of Construction.	10

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Basis Adjustments; 754 Election.	11

Section 2.02.	Basis Schedules	11

Section 2.03.	Tax Benefit Schedules.	12

Section 2.04.	Procedures, Amendments	13

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01.	Payments	14

Section 3.02.	No Duplicative Payments	16

Section 3.03.	Pro-Ration of Payments as Among the Members.	16

ARTICLE IV

TERMINATION

Section 4.01.	Termination, Breach of Agreement, Change of Control	17

Section 4.02.	Early Termination Schedule	18

Section 4.03.	Payment upon Early Termination	18

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01.	Late Payments by the Corporation	19

Section 5.02.	Subordination	19

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01.	The Member’s Participation in Corporation Tax Matters	19

Section 6.02.	Consistency	19

Section 6.03.	Cooperation	20

ARTICLE VII

MISCELLANEOUS

Section 7.01.	Notices	20

Section 7.02.	Counterparts	21

Section 7.03.	Entire Agreement; Third Party Beneficiaries	21

Section 7.04.	Governing Law	22

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of October 21, 2019, is hereby entered into by and between BellRing Brands, Inc., a Delaware corporation (the “Corporation”), BellRing Brands, LLC, a Delaware limited liability company (“BellRing LLC”), Post Holdings, Inc., a Missouri corporation (“Post”), and each of the other Members (as defined herein) from time to time Party hereto.

RECITALS

WHEREAS, BellRing LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Post and the Corporation are the only members of BellRing LLC as of the date hereof (as used herein, “Members” means each of the members of BellRing LLC other than the Corporation);

WHEREAS, Post owns nonvoting common units in BellRing LLC (the “Units”);

WHEREAS, on the date hereof, the Corporation issued shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, immediately following the consummation of the IPO, the Corporation acquired newly issued Units from BellRing LLC using the net proceeds from the IPO;

WHEREAS, Article IX of the LLC Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause BellRing LLC to redeem all or a portion of its Units from time to time for shares of Class A Common Stock or, at BellRing LLC’s option (as determined by the Board of Managers), cash (a “Redemption”);

WHEREAS, BellRing LLC and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Basis Transaction (as defined herein) occurs, which election will cause certain Basis Transactions to result in an adjustment to the Corporation’s share of the tax basis of the assets owned by BellRing LLC or certain of its Subsidiaries; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Basis Transactions, disproportionate allocations of tax benefits to the Corporation under Section 704(c) of the Code resulting from the Contribution, and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for Covered Taxes of the Corporation (a) appearing on the U.S. federal income Tax Return of the Corporation for such Taxable Year and (b) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law) and (ii) the product of (a) federal taxable income (not below zero) reported on the U.S. federal income Tax Return of the Corporation for such Taxable Year and (b) the Deemed Effective State Tax Rate.

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being an expert in tax matters and (B) agreed to by the Corporation and the Members.

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with this Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Attributable” is defined in Section 3.01(b)(i) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755, or 1012 of the Code (or in each case, any similar provisions of state, local or foreign tax law) as a result of any Basis Transaction or payment made under this Agreement. As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Basis Transaction is to be determined without regard to any Pre-Redemption Transaction and as if any Pre-Redemption Transaction had not occurred.

“Basis Schedule” is defined in Section 2.02 of this Agreement.

“Basis Transaction” means any (i) Redemption, (ii) transaction characterized under Section 707(a)(2)(B) of the Code as a sale by a Member of Units or Reference Assets, (iii) distribution (including a deemed distribution) by a member of the BellRing LLC Group to a Member or another member of the BellRing LLC Group that results in a basis adjustment to a Reference Asset under Section 734(b) or 732 of the Code, or (iv) Reorganization.

“Basis Transaction Date” means the date of any Basis Transaction.

“BellRing LLC” is defined in the preamble of this Agreement.

“BellRing LLC Group” means BellRing LLC, each of its direct or indirect Subsidiaries, and each of their predecessors, successors and assigns.

“Board” means the board of directors of the Corporation.

“Board of Managers” means the board of managers of BellRing LLC.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Change of Control” means any of the following:

(i) the consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”) in which (x) the Corporation is a constituent party or (y) a Subsidiary of the Corporation is a constituent party, except any such Business Combination involving the Corporation or a Subsidiary of the Corporation in which the holders of shares of capital stock of the Corporation outstanding immediately prior to such Business Combination continue to hold, or whose shares of capital stock of the Corporation are converted into or exchanged for shares of capital stock that represent, immediately following such Business Combination, more than 50% of the combined voting power of the capital stock entitled to vote generally in the election of directors or other governing body, as the case may be, of (A) the surviving or resulting corporation or other entity or (B) if the surviving or resulting corporation or other entity is a wholly-owned subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity;

(ii) a sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, assignment, conveyance, transfer, lease or other disposition is to a wholly-owned Subsidiary of the Corporation;

(iii) any Person or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto, other than Post or any Affiliate thereof (other than the Corporation or any of its Subsidiaries), acquiring, holding or otherwise controlling more than 50% of the combined voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (including, for avoidance of doubt, acquiring, holding or otherwise controlling the right to cast all or a portion of the votes to which the Class B Common Stock is entitled pursuant to proxies, voting agreements or other voting arrangements from or with Post or any of its Affiliates (other than the Corporation or any of its Subsidiaries) in accordance with the LLC Agreement); or

(iv) the approval by the stockholders of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) any indirect Change of Control of the Corporation resulting from a change of control of Post, (b) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and the Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions, (c) the consummation of any transaction or series of integrated transactions in which a Member or an Affiliate of such Member merges with the Corporation or (d) the distribution by Post of its retained beneficial interest in BellRing LLC by means of a spin-off or split-off to its shareholders (however evidenced or structured).

“Class A Common Stock” is defined in the recitals of this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means the initial deemed contribution for U.S. federal income tax purposes by Post to BellRing LLC of all of the assets and liabilities of BellRing LLC as part of the formation of BellRing LLC, which occurs in connection with the Reorganization.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal income Tax Return of the Corporation filed with respect to any Taxable Year.

“Covered Taxes” means any U.S. federal, state, local, or franchise taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.01(b)(iii) of this Agreement.

“Deemed Effective State Tax Rate” means an assumed rate equal to 5%.

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.01(b)(viii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Early Complete Termination” is defined in Section 4.01(b) of this Agreement.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.01(b), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.01(c), the date of the applicable Material Breach and (iii) with respect to an early termination pursuant to Section 4.01(d), the date of the applicable Change of Control.

“Early Termination Reference Date” is defined in Section 4.02 of this Agreement.

“Early Termination Event” means (i) an Early Complete Termination to which Section 4.01(b) applies, (ii) a breach of this Agreement to which Section 4.01(c) applies and (iii) a Change of Control to which Section 4.01(d) applies.

“Early Termination Notice” is defined in Section 4.01(b) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.08 of this Agreement.

“Extension Rate Interest” is defined in Section 3.01(b)(vii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.01(a) of this Agreement and (ii) an Early Termination Payment is determined pursuant to Section 4.03(a) of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant U.S. federal Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s proportionate share of such items (without regard to the Section 704(c) Benefits) determined by reference to the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year, (ii) excluding any Section 707(c) Deductions or Imputed Interest for such Taxable Year and (iii) deducting the Hypothetical Other Tax Liability (rather than any amount for state and local tax liabilities) for such Taxable Year. For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii), or (iii) of the previous sentence.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (iii) thereof) multiplied by the Deemed Effective State Tax Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” is defined in Section 3.01(b)(vi) of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“IPO” shall mean the initial public offering of Class A Common Stock pursuant to the Registration Statement.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.06(a) of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two (2) days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof), provided that if (i) adequate and reasonable means do not exist for ascertaining LIBOR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Members or the Corporation has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Corporation and the Members shall designate an alternative rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and this alternative rate, once designated, shall be deemed to be LIBOR for purposes of this Agreement.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of BellRing LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the Common Unit Redemption Price, as defined in the LLC Agreement.

“Material Breach” is defined in Section 4.01(c) of this Agreement.

“Maximum Rate” is defined in Section 7.12 of this Agreement.

“Members” is defined in the recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-TRA Portion” is defined in Section 2.03(b) of this Agreement.

“Objection Notice” is defined in Section 2.04(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Redemption Transaction” means any transfer of one or more Units (including from the exercise of an option to acquire such Units) that occurs after the IPO but prior to a Redemption of such Units and to which Section 743(b) of the Code applies

“Realized Tax Benefit” is defined in Section 3.01(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.01(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.08 of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any Member of the BellRing LLC Group, whether held directly by BellRing LLC or indirectly by BellRing LLC through a member of the BellRing LLC Group, at the time of, or immediately prior to, a Basis Transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Registration Statement” means the registration statement on Form S-1 of the Corporation.

“Reorganization” means the transfers or deemed transfers (including Section 721 contributions) of Dymatize Enterprises, LLC units or of assets into Dymatize Enterprises, LLC by its former members and current members of the BellRing LLC Group, which occur in 2019, and that result in new Section 743(b) adjustments to the Dymatize Enterprises, LLC members.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Section 704(c) Benefits” means the disproportionate allocation of tax items of income, gain, deduction and loss to, or away from, the Corporation pursuant to Section 704(c) of the Code in respect of any difference between the fair market value and the tax basis of the Reference Assets immediately following the Reorganization. For the avoidance of doubt, such amount would include disproportionate allocations of tax items of income and gain to a Member and away from the Corporation.

“Section 707(c) Deductions” means the deduction that arises at BellRing LLC in respect of the characterization of certain payments under the Agreement as guaranteed payments for the use of capital under Section 707(c) of the Code by BellRing LLC to Members.

“Senior Obligations” is defined in Section 5.02 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls, more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such other Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date of the IPO.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or other authority with respect to tax matters.

“Termination Objection Notice” is defined in Section 4.02 of this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise.

“TRA Portion” is defined in Section 2.03(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to use fully the deductions or other tax benefits available to it arising from any tax basis in any Reference Assets, Section 704(c) Benefits, Section 707(c) Deductions and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, any tax basis in any Reference Assets, Section 707(c) Deductions and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) the income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(iii) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period;

(iv) any loss carryovers or carrybacks generated by any tax basis made available to the Corporation in any Reference Assets, Section 704(c) Benefits, Section 707(c) Deductions and Imputed Interest (including any such tax basis in any Reference Assets, Section 707(c) Deductions and Imputed Interest generated as a result of payments made under this Agreement) and available as of the date of the Early Termination Schedule will be used by the Corporation ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or, if such carryovers or carrybacks do not have an expiration date, over the fifteen (15)-year period after such carryovers or carrybacks were generated;

(v) any non-amortizable assets will be disposed of for book value on the fifteenth (15th) anniversary of the earlier of (i) the applicable Basis Adjustment and (ii) the Early Termination Effective Date;

(vi) if, on the Early Termination Effective Date, any Member has Units that have not been Redeemed, then such Units shall be deemed to be Redeemed for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such Member had such Units actually been Redeemed on the Early Termination Effective Date;

(vii) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii) with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

Section 1.02. Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to both (i) the singular and plural forms and (ii) the active and passive forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section (and subsection) headings, titles and subtitles herein are included for convenience of reference only and are not to be considered in construing this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Basis Adjustments; 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that, except as otherwise required by applicable law, (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax law) and (ii) each Basis Transaction will give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest or giving rise to Section 707(c) Deductions.

(b) 754 Election. The Corporation shall cause BellRing LLC and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax law) for each Taxable Year. The Corporation shall take commercially reasonable efforts to cause each Person in which BellRing LLC owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

Section 2.02. Basis Schedules. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall prepare, at its own expense, and deliver to the Members a schedule showing, in reasonable detail, (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Basis Transaction Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable Member, (c) the periods over which the Reference Assets are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). For the avoidance of doubt, the Basis Schedule shall reflect all changes in the bases of Reference Assets arising other than from a Basis Adjustment (e.g., as the result of an audit). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.04(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.04(b).

Section 2.03. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the Corporation Return for any Taxable Year for which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (ii) the calculation of any payment to be made to the Members pursuant to Article III with respect to such Taxable Year and (iii) all requested supporting information pursuant to Section 2.04(a) of this Agreement reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(a)).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments, Section 704(c) Benefits, Section 707(c) Deductions and Imputed Interest, as determined using a “with and without” methodology described in Section 2.04(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Section 704(c) Benefits, Section 707(c) Deductions or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment, Section 704(c) Benefits, Section 707(c) Deductions or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment, Section 704(c) Benefits, Section 707(c) Deductions or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.03(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. Except with respect to the portion of any payment attributable to Imputed Interest or Section 707(c) Deductions, all Tax Benefit Payments and payments of Default Rate Interest (and including Extension Rate Interest) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year and into future Taxable Years, as appropriate. Payments in respect of Section 704(c) Benefits shall be treated as additional capital contributions made to BellRing LLC by the Corporation and then paid to the relevant Members as a guaranteed payment for capital, within the meaning of Section 707(c) of the Code, and the resulting Section 707(c) deduction to BellRing LLC shall be specially allocated to the Corporation.

Section 2.04. Procedures, Amendments.

(a) Procedure. Whenever the Corporation delivers to the Members an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Members, at their request (and upon reasonable notice), any schedules, valuation reports and work papers providing reasonable detail regarding the preparation of the Schedule or an Advisory Firm Report with respect to such Schedule and (y) allow the Members and their respective advisors reasonable access at no cost to the appropriate representatives of each of the Corporation and/or the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporation for the relevant Taxable Year and the Hypothetical Tax Liability of the Corporation for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. The applicable Schedule shall become final and binding on all Parties on the thirtieth (30th) calendar day after the Members receive such Schedule, unless:

(i) a Member provides the Corporation with notice prior to such thirtieth (30th) calendar day after receipt of such Schedule of a material objection, made in good faith, to such Schedule (“Objection Notice”); or

(ii) each Member provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all Members is received by the Corporation.

If the Parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the Members shall employ the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Members, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (such amended Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Members within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.04(a).

(c) LLC Agreement. This Agreement shall be treated as part of the partnership agreement of BellRing LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Except as provided in Section 3.02 and Section 3.03, within ten (10) Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.04(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay to each relevant Member the Tax Benefit Payment for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Member to the Corporation or as otherwise agreed by the Corporation and the applicable Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments. The Members shall not be required under any circumstances to return any portion of any Tax Benefit Payment, Early Termination Payment or Default Rate Interest previously paid by the Corporation to the Members.

(b) Amount of Payments. A “Tax Benefit Payment” with respect to any Member shall be an amount equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Extension Rate Interest.

(i) Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from (A) any Basis Adjustment or Imputed Interest that is attributable to a Basis Transaction undertaken by or with respect to such Member, (B) any Section 704(c) Benefit to the Corporation to the extent such Section 704(c) Benefit increased the taxable income (or decreased the taxable loss or tax deductions) allocated to such Member, or (C) Section 707(c) Deductions resulting from payments made to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.01 (excluding payments attributable to Extension Rate Interest). For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit that is Attributable to a Member as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to such Member, such Member shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such Member.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The principles of Sections 1272, 1274 or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state, local or foreign law, will apply to cause a portion of any Net Tax Benefit payable by the Corporation to a Member under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Extension Rate Interest. The “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest for a Taxable Year) will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the Member on or before the Final Payment Date as determined pursuant to Section 3.01(a).

(viii) Default Rate Interest. In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a Member on or before the Final Payment Date as determined pursuant to Section 3.01(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and the Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a) until the date on which the Corporation makes such Tax Benefit Payment to such Member. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be included in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(c) Interest. The provisions of Section 3.01(b) are intended to operate so that interest will effectively accrue for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Basis Transaction Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year);

(ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a)); and

(iii) third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a Member).

(d) The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Basis Transaction that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.

Section 3.03. Pro-Ration of Payments as Among the Members.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.01(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments, Section 704(c) Benefits, Section 707(c) Deductions and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income to utilize available deductions fully, then the Covered Tax benefit for the Corporation actually utilized in such Taxable Year shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income such that there was no limitation.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.01 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments (and any applicable Default Rate Interest) due in respect of such Taxable Year to each Member pro rata in accordance with the principles of Section 3.03(a) and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.01. Termination, Breach of Agreement, Change of Control.

(a) General. This Agreement shall terminate at the time that there is no potential for any future Tax Benefit Payments to be made to the Members under this Agreement.

(b) Early Complete Termination. With the written approval of a majority of the Independent Directors, the Corporation may elect to terminate this Agreement (an “Early Complete Termination”) by (i) delivering to the Members notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to the Members (1) the Early Termination Payment, (2) any Tax Benefit Payment and Default Rate Interest agreed to by the Corporation and the Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment).

(c) Material Breach. In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise (“Material Breach”), then all obligations hereunder shall be accelerated and the Corporation shall pay to the Members (i) the Early Termination Payment, (ii) any Tax Benefit Payment and Default Rate Interest agreed to by the Corporation and the Members as due and payable, but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (ii) or (iii) are included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is a Material Breach, the Members shall be entitled to elect to receive the amounts set forth in (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The Parties agree that the failure to make any payment pursuant to this Agreement within three months of the date such payment is due shall be deemed a Material Breach for all purposes of this Agreement, and that it will not be considered to be a Material Breach to make a payment due pursuant to this Agreement within three months of the date such payment is due, provided that the interest provisions of Section 5.01 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.01 shall apply, but the Default Rate shall be replaced by the Agreed Rate), provided further that in the event that payment is not made within three months of the date such payment is due, a Member shall be required to give written notice to the Corporation that the Corporation has breached its material obligations, and so long as such payment is made within ten (10) Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in Material Breach of its obligations under this Agreement.

(d) Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Members (i) the Early Termination Payment, (ii) any Tax Benefit Payment and Default Rate Interest agreed to by the Corporation and the Members as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (ii) or (iii) are included in the Early Termination Payment).

Section 4.02. Early Termination Schedule. In the event of a Change of Control or a Material Breach, the Corporation shall deliver to the Members, as soon as reasonably practical, and in the case of an Early Complete Termination, contemporaneously with the Early Termination Notice, a Schedule (the “Early Termination Schedule”) showing in reasonable detail the information required or requested pursuant to the first sentence of Section 2.03 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all Parties unless a Member, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Termination Objection Notice”). If the Parties for any reason are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the Members shall employ the Reconciliation Procedures. The date on which such Early Termination Schedule becomes final shall be the “Early Termination Reference Date”.

Section 4.03. Payment upon Early Termination.

(a) Timing of Payment. Within ten (10) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of any Early Termination Payment), the Corporation shall pay to each relevant Member an amount equal to the Early Termination Payment for such Member and any other payment required to be made pursuant to Section 4.01(b), Section 4.01(c) and Section 4.01(d). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Member or as otherwise agreed by the Corporation and the Member.

(b) Amount of Payment. The “Early Termination Payment,” as of the Early Termination Effective Date, shall equal with respect to the relevant Member the present value, discounted at the Early Termination Rate as of the applicable Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member beginning from the Early Termination Effective Date, applying the Valuation Assumptions. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment that is required to be made by the Corporation to the Members under this Agreement but is not made by the applicable Final Payment Date shall be payable together with any interest thereon, computed at the Default Rate and commencing from the applicable Final Payment Date.

Section 5.02. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01. The Member’s Participation in Corporation Tax Matters. Except as otherwise provided herein or in the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, and certain Tax matters concerning BellRing LLC. Notwithstanding the foregoing, the Corporation shall promptly notify the Members of, and keep the Members reasonably informed with respect to, the portion of any audit of the Corporation or BellRing LLC by a Taxing Authority the outcome of which is reasonably expected to affect any Member’s rights and obligations under this Agreement, and any such Member shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially affect any Member’s rights or obligations under this Agreement without the prior written consent of such Member, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, the Corporation and the Members agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including without limitation the Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement and agreed to by the Members. Any dispute concerning such advice shall be subject to the Reconciliation Procedures. In the event the Advisory Firm is replaced with another firm acceptable to the Corporation and the Members pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or the Corporation and the Members agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of the Corporation, BellRing LLC and the Members shall (i) furnish to the other Parties in a timely manner such information, documents and other materials as the other Parties may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the other Parties and their respective representatives to provide explanations of documents and materials and such other information as the requesting Parties or their respective representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the requesting Party shall reimburse the other Parties for any reasonable third party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing (including email, so long as a receipt of such email is requested and received) and shall be deemed duly given and received (i) on the date of delivery if delivered personally or via email or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

If to BellRing LLC, to:

BellRing Brands, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

If to Post, to:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: General Counsel

Email:

with a copy to (which shall not constitute notice):

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attn: Randy Ridenhour

Email:

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.

Any Party may change its contact information by giving the other Parties written notice of its new contact information in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers.

(a) Assignment. No Member may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payment under this Agreement, to any Person without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, however, that to the extent any Member sells, exchanges, distributes or otherwise transfers Units to any Person (other than the Corporation or BellRing LLC) in accordance with the terms of the LLC Agreement, such Member shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, so long as such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of any subsequent Basis Transactions or Section 704(c) Benefits that are Attributable to the transferred Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without approval by the Members (and any purported assignment without such consent shall be null and void). The transferee and transferor of any Transfer permitted under this Section 7.06 shall ensure that the Corporation is provided with a copy (which may be by PDF) of the fully executed instrument of Transfer, which instrument must clearly identify the name of the transferor and transferee and the number of Units being transferred, within five (5) days of the effective date of such Transfer. Any Transfer, or attempted Transfer in violation of this Agreement, including any failure of a purported transferee to enter into a Joinder to this Agreement or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporation or the Members. The Corporation shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.06 and has been recorded on the books of the Corporation.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Members, whereupon all Parties shall be bound; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.07. Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.08, any and all disputes which cannot be settled after good faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision), shall be finally settled by arbitration conducted in St. Louis, Missouri by a single arbitrator in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the Parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.07(a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.07(b), each Party (i) expressly consents to the application of Section 7.07(c) to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) Each Member hereby irrevocably submits to the jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court for the purpose of any judicial proceeding brought in accordance with the provisions of Section 7.07(b), or any judicial proceeding ancillary to an arbitration or contemplated arbitration arising out of or relating to or concerning this Agreement. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The Parties acknowledge that the forum designated by this Section 7.07(c) has a reasonable relation to this Agreement, and to the Parties’ relationship with one another.

(d) The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.07(c) and the Parties agree not to plead or claim the same.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.01. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

Section 7.08. Reconciliation. In the event that the Corporation and any of the Members are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.04 or Section 4.02 within the relevant period designated in this Agreement, or any other disagreement regarding the calculation of Tax Benefit Payments, the treatment of transactions for tax purposes or any similar matter the resolution of which requires substantial tax expertise (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted by the applicable Parties for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the applicable Parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Members or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within fifteen (15) calendar days after any of the applicable Parties have provided the other applicable Parties with written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the applicable

Members shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.08 shall be binding on the Corporation and the applicable Members and may be entered and enforced in any court having jurisdiction.

Section 7.09. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation reasonably believes it is required to deduct and withhold as a result of the execution of this Agreement or with respect to the making of such payment, in each case, under the Code, or any provision of state, local or foreign tax law, provided that the Corporation shall have first notified the applicable Member of its intent to deduct or withhold, and the Corporation and the applicable Member shall have discussed in good faith whether such taxes can be mitigated to the extent permitted under applicable law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Member in respect of whom the deduction and withholding was made. The Corporation shall provide evidence of such payment to the Members to the extent that such evidence is available. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable law.

Section 7.10. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or a similar provision of state or local law (other than if the Corporation becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments and Early Termination Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person, the income of which is included in the income of the Corporation’s affiliated or consolidated group, transfers one or more assets to a corporation or any Person treated as such for tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 et seq. of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.10(b).

Section 7.11. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause material adverse tax consequences to such Member or any direct or indirect owner of such Member, then at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to any Basis Transactions occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member, provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.12. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.13. Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the Members are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signatures pages follow]

CORPORATION:

BELLRING BRANDS, INC.

By:	/s/ Darcy Horn Davenport
Name:	Darcy Horn Davenport
Title:	President and Chief Executive Officer

BELLRING LLC:

BELLRING BRANDS, LLC

By:	/s/ Darcy Horn Davenport
Name:	Darcy Horn Davenport
Title:	President and Chief Executive Officer

POST:

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

[Signature page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20         (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of October 21, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among BellRing Brands, Inc., a Delaware corporation (the “Corporation”), BellRing Brands, LLC, a Delaware limited liability company, and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all of the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4. Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[Exhibit A]

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

BellRing Brands, Inc.

By:
Name:
Title:

[Exhibit A]